Exhibit 5.2

                 [Letterhead of Hutchinson Black and Cook, LLC]

                                January 18, 2008

Claire's Stores, Inc.
3 S.W. 129th Avenue
Pembroke Pines, Florida 33027

Re: Registration Statement on Form S-4, Registration N0. 333-148108 (the "Registration Statement") filed with the Securities Exchange Commission (the "SEC") by Claire's Store's, Inc., a Florida corporation (the "Company") pursuant to the Securities Act of 1933, as amended (the "Act")

Ladies and Gentlemen:

      We have acted as local counsel for Claire's Boutique, Inc., a Colorado corporation (the "Colorado Guarantor"), a wholly owned subsidiary of the Company, in connection with the Colorado Guarantor's guarantee of the Exchange Notes (as hereinafter defined) to be issued in connection with the transactions contemplated in the Registration Statement. The Registration Statement describes
(A) the Company's proposed offer to exchange (the "Exchange Offer") up to $250,000,000 aggregate principal amount of the Company's 9.25% Senior Notes due 2015 (the "Old Senior Fixed Rate Notes"), $350,000,000 aggregate principal amount of the Company's 9.625%/10.375% Senior Toggle Notes due 2015 (the "Old Senior Toggle Notes") and $335,000,000 aggregate principal amount of the
Company's 10.50% Senior Subordinated Notes due 2017 (the "Old Senior Subordinated Notes," and together with the Old Senior Fixed Rate Notes and the Old Senior Toggle Notes, the "Old Notes"), for a like principal amount of $250,000,000 aggregate principal amount of the Company's 9.25% Senior Notes due 2015 (the "Exchange Senior Fixed Rate Notes"), $350,000,000 aggregate principal amount of the Company's 9.625%/10.375% Senior Toggle Notes due 2015 (the "Exchange Senior Toggle Notes") and $335,000,000 aggregate principal amount of the Company's 10.50% Senior Subordinated Notes due 2017 (the "Exchange Senior Subordinated Notes," and together with the Exchange Senior Fixed Rate Notes and the Exchange Senior Toggle Notes, the "Exchange Notes") which will be registered under the Act; and (B) the guarantees (the "Guarantees") of various guarantors, including the Colorado Guarantor, to be issued in connection with the issuance of the Exchange Notes in accordance with the terms and conditions set forth in the Indentures referred to below.

      The Old Senior Fixed Rate Notes have been, and the Exchange Senior Fixed Rate Notes will be, issued pursuant to that certain Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc., a Florida corporation (the "Original Issuer") and The Bank of New York, N.A., as trustee (the "Trustee") and supplemented by a supplemental indenture thereto dated May 29, 2007, among the Company, the various guarantors, including the Colorado Guarantor, and the Trustee (the "Senior Indenture"). The Old Senior Toggle Notes have been, and the Exchange Senior Toggle Notes will be, issued pursuant to an Indenture, dated as of May 29, 2007, between the Original Issuer and the Trustee and supplemented by a supplemental indenture thereto dated May 29, 2007, among the Company, the various guarantors, including the Colorado Guarantor, and the Trustee (the "Senior Toggle Indenture"). The Old Senior Subordinated Notes have been, and the Exchange Senior Subordinated Notes will be, issued pursuant to an Indenture, dated as of May 29, 2007, between the Original Issuer and the Trustee and supplemented by a supplemental indenture thereto dated May 29, 2007, among the Company, the various guarantors, including the Colorado Guarantor, and the Trustee (the "Senior Subordinated Indenture" and, together with the Senior Indenture and the Senior Toggle Indenture, the "Indentures"). The terms of the Guarantees are set forth in the Indentures. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indentures.

      This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
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Claire's Boutique, Inc.
January 18, 2008
Page 2

      In connection with this opinion, we have examined the following documents:

            (a) The Certificate of Incorporation and amendments thereto and Bylaws of the Colorado Guarantor;

            (b) Resolutions of the Colorado Guarantor's Board of Directors related to the Indentures and the Guarantees;

            (c) The Certificate of Good Standing of the Colorado Guarantor issued by the Colorado Secretary of State as of January 14, 2008; and

            (d) The Guarantees by the Colorado Guarantor set forth in the Indentures.

      In addition to our examination of the Guarantees and the other items described above, we have examined certificates of the individuals or appropriate officers of the Colorado Guarantor.

      In rendering the opinions set forth herein, we have relied upon the accuracy of all factual matters set forth in the Guarantees and have not independently verified the same. We have also, without investigation, relied upon and assumed:

            A. The legal capacity, power, authority and the genuineness of the signatures of, and due and proper execution and delivery by, the respective parties other than the Colorado Guarantor which have made, executed and delivered or will make, execute and deliver the agreements and documents examined by us and that such agreements and documents constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their terms;

            B. All natural persons who are signatories to the Guarantees were legally competent at the time of the execution;

            C. The copies of all documents submitted to us are accurate and complete and conform to originals;

            D. The accuracy of factual statements, representations, written information and certificates made by representatives of the Colorado Guarantor. No information has come to our attention which would give us current actual knowledge or notice to the contrary;

            E. No representative of the Colorado Guarantor has perpetrated a fraud upon any party to the Guarantees or us. No information has come to our attention which would give us knowledge or notice to the contrary;

            F. All terms and conditions of or relating to the Guarantees are accurately and completely embodied in the Guarantees and there are no other material agreements between the parties and the Colorado Guarantor related thereto; and

            G. The Indentures have been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended.

      Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered against receipt of the Old Notes in accordance with the provisions of the Indentures
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Claire's Boutique, Inc.
January 18, 2008
Page 3

upon the completion of the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Guarantees, which Guarantees are the legal, valid and binding obligations of the Colorado Guarantor enforceable against the Colorado Guarantor in accordance with their terms.

      The opinion expressed above is subject to and qualified by the following:

            A. We express no opinion as to the power and/or authority of the other parties to the Indentures, except the Colorado Guarantor, nor their compliance, under federal or state laws, applicable to their execution and delivery of the Guarantees and consummation of the transactions contemplated thereunder;

            B. We are admitted to practice in the State of Colorado and in rendering the foregoing opinion, notwithstanding any language therein that may be interpreted to the contrary, we express no opinion as to (i) the laws of any state or jurisdiction other than the State of Colorado in effect on the date hereof as they presently apply; and (ii) any matters pertaining or relating to the securities laws and tax laws of the United States, the State of Colorado or any other state;

            C.  We  express  no  opinion  as  to  the   legality,   validity  or
enforceability of any provision of any of the Guarantees which purport to: (i) preclude the modification of any of the Guarantees through conduct, custom or course of performance, action or dealing; (ii) waive any equitable or statutory rights or remedies of the Colorado Guarantor; (iii) waive certain defenses of the Colorado Guarantor; (iv) waive stay and extension laws, rules and regulations otherwise applicable thereto; (v) waive other rights on the part of the Colorado Guarantor to the extent that a Colorado court might find such waiver to be invalid by reason of being commercially unreasonable, unconscionable or against public policy or otherwise inapplicable to the Colorado Guarantor; or (vi) waive the doctrine of laches or any applicable statute of limitations;

            D. We express no opinion concerning the validity or enforceability of any self-help remedies set forth in the Guarantees which are not necessarily enforceable in the courts of the State of Colorado;

            E. We express no opinion concerning the validity or enforceability of any terms and conditions set forth in the Guarantees releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own acts or omissions, to the extent such acts or omissions involve gross negligence, recklessness or willful or unlawful conduct;

            F. We express no opinion concerning the validity or enforceability of the Guarantees to the extent such validity or enforceability may be impaired or affected by conduct of the other parties which gives rise to claims by the Colorado Guarantor based on allegations of lender liability or bad faith;

            G. The application and effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent or preferential transfer or conveyance, consumer credit protection and other statutes, rules, regulations, court decisions and laws of general application relating to or affecting the rights, remedies and security interests of creditors;

            H. We express no opinion concerning the validity or enforceability of the Guarantees under circumstances where the Trustee's enforcement or manner of enforcement of such provisions would violate the Trustee's implied covenant of good faith and fair dealing;

            I. We express no opinion as to the enforceability of any cumulative remedies set forth in the Guarantees to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party; and

            J. Our opinions are based upon facts, laws, and conditions as they exist on the date of this letter or, as to any fact or condition referenced herein and contained in any certificate, search or the Guarantees, as of the earlier date indicated therein, and we have no obligation to update our opinions for events occurring subsequent to the date hereof or referenced herein.

      We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

                                     Very truly yours,

                                     HUTCHINSON BLACK AND COOK, LLC
                                     A Colorado limited liability company

                                     By: /s/ Brendan Chatham
                                     ------------------------------------
                                     Brendan Chatham, Esq.
                                     Member